Exhibit 4.18

SIXTH AMENDMENT TO
THE SEARS 401(K) SAVINGS PLAN
TRUST AGREEMENT
(as Amended and Restated effective January 1, 1998)

     Pursuant to the authority reserved to the Company in Section 13.1 of the Sears 401(k) Savings Plan Trust Agreement (The “Trust Agreement”), the Trust is hereby amended in the following respects, effective as of January 1, 2005:

1.	The Trust is hereby renamed “The Sears 401(k) Savings Plan Master Trust”.

2.	The “WHEREAS” clauses and “NOW THEREFORE” clause are hereby deleted and replaced by the following:

          WHEREAS, the Company and certain of its subsidiaries have adopted and maintain, for the exclusive benefit of certain of their current and former employees, certain tax-qualified plans, including a tax-qualified plan known as the Sears 401(k) Profit Sharing Plan (the “Sears 401(k) Plan”), for the exclusive benefit of certain of its employees and the employees of certain of its affiliates and subsidiaries;

          WHEREAS, the Company previously established two trusts to serve as the funding vehicles for the Plan, and the Company appointed State Street Bank and Trust Company as successor trustee to The Northern Trust Company of New York and United States Trust Company effective January 1, 1998, and said trusts were amended and restated effective as of such date in the form of this Trust Agreement;

          WHEREAS, the Company desires to permit the trust of the Sears Puerto Rico Savings Plan to invest in this Trust;

          WHEREAS, the Company may from time to time wish to cause other qualified plans maintained by the Company to be funded by this trust;

          NOW, THEREFORE, the Company and the Trustee do hereby amend the Trust to cause it to be a master trust and do hereby rename the Trust “The Sears 401(k) Savings Plan Master Trust:”

3.	The definition of “Plan” in Section 1 of the Trust Agreement is hereby revised to read as follows:

          “Plan” or “Plans” means individually and collectively, the Plans that participate in this Trust, which are listed in Exhibit A to this Trust,

each of which is a defined contribution plan maintained by the Company or an Employer and is either (i) qualified or deemed to be qualified under Section 401(a) of the Code and funded by this Trust, or (ii) qualified or deemed to be qualified under Section 1165(a) of the Puerto Rico Internal Revenue Code of 1994, as amended (hereinafter referred to as the “PR Code”) and funded by a trust which is qualified under Section 1165(a) of the PR Code and permitted by its terms to invest in this Trust in accordance with Section 10.1.”

4.	Section 2.1 is hereby revised to read as follows:

          2.1 In General. This Trust Agreement constitutes an amendment, restatement and continuation, effective as of January 1, 1998, of the previous trust agreements entered into by and between the Company and The Northern Trust Company of New York and United States Trust Company under the Plan. The Sears 401(k) Plan consists of both a profit sharing plan intended to qualify under Sections 401(a) and 401(k) of the Code and an employee stock ownership plan intended to qualify as a stock bonus plan under Section 401(a) of the Code and as an employee stock ownership plan under Section 4975(e)(7) of the Code. The parties intend the Trust to be a long-term investor in Common Stock, and that, regardless of the short-term effects of a continuing investment in the Common Stock, the Trustee shall not dispose of any such shares except to the extent required for the day-to-day administration of the Plan and except as provided in accordance with Section 7 of this Trust Agreement or as otherwise required by ERISA.

          Prior to December 20, 1989, the Sears 401(k) Plan consisted solely of a profit sharing plan. Effective as of that date, the Sears 401(k) Plan was amended to add a leveraged employee stock ownership feature in order to permit employees to participate more fully in shareholder decisions and the enhancement of shareholder value and to thereby assure an employee work force motivated by the long-term interests of the Company. Common Stock acquired with the proceeds of the employee stock ownership loan are held under this Trust Agreement both prior to and after such Shares are released for allocation to the accounts of Plan participants.

          The Sears Puerto Rico Savings Plan is intended to qualify under Section 1165(a) of the Puerto Rico Code and shall not participate in any ESOP.

          2.2 Split Up of Section 401(k) Plan. Prior to June 30, 1995, the Sears Section 401(k) Plan included assets attributable to a profit sharing and stock bonus plan feature, a leveraged ESOP feature and an ESOF feature. As of June 30, 1995, the Sears Section 401(k) Plan was split into two separate plans: (1) a profit sharing and stock bonus plan and leveraged

ESOP providing benefits to eligible employees of the Company and its affiliates (exclusive of the Allstate Group), which continued to hold the assets attributable to the profit sharing and stock bonus plan, ESOF and ESOP features of the Sears 401(k) Plan which were allocable to employees and former employees of the Company and its affiliates other than the Allstate Group and certain of the assets held in the ESOP suspense account, and which continued to be known as the Sears 401(k) Plan; and (2) a profit sharing and stock bonus plan and leveraged ESOP providing benefits to eligible employees of the Allstate Group, to which were transferred the assets attributable to the profit sharing and stock bonus plan, ESOF and ESOP features of the Plan which were allocable to employees and former employees of the Allstate Group, and which is known as The Savings and Profit Sharing Fund of Allstate Employees.

5.	Section 3.2 is hereby revised to read as follows:

3.2 The Plans. The Company shall be responsible for verifying that while any assets of a Plan are held in the Trust Fund, the Plan is “qualified” within the meaning of Section 401(a) of the Code (or Section 1165(a) of the Puerto Rico Code, as applicable) and is intended to qualify under Section 404(c) of ERISA and the accompanying regulations.

6.	A new Section 3.6 is hereby added:

“3.6 Accounting for a Plan’s Undivided Interest in the Trust Fund. All transfers to, withdrawals from, and other transactions regarding the Trust Fund shall be conducted in such a way that the proportionate interest in the Trust Fund of each Plan and the fair market value of that interest may be determined at any time. Whenever the assets of more than one Plan are commingled in the Trust Fund or in any Investment Fund, the undivided interest therein of that Plan shall be debited or credited (as the case may be) (i) for the entire amount of every contribution received on behalf of that Plan, every benefit payment, or other expense attributable solely to that Plan, and every other transaction relating only to that Plan; and (ii) for its proportionate share of every item of collected or accrued income, gain or loss, and general expense; and other transactions attributable to the Trust Fund or that Investment Fund as a whole. As of each date when the fair market value of the investments held in the Trust Fund or an Investment Fund are determined, the Trustee shall adjust the value of each Plan’s interest therein to reflect the net increase or decrease in such values since the last such date. For all of the foregoing purposes, fractions of a cent may be disregarded”.

7.	New paragraph (c) is hereby inserted after paragraph (b) of subsection 7.5, and existing paragraphs (c), (d), (e) and (f) are relettered (d), (e), (f) and (g):

          (c) Notwithstanding the foregoing provisions of this subsection 7.5, with respect to Common Stock held under the Sears Puerto Rico Savings Plan, the provisions of Section 6.8 of the Sears Puerto Rico Savings Plan shall govern the voting and the choice of merger consideration, with respect to such Common Stock, under the terms of the Merger Agreement.

8.	By adding a new section 10, Participation of Other Employers, and renumbering all subsequent sections accordingly:

9.	PARTICIPATION OF OTHER EMPLOYERS.

          10.1 Adoption by Other Employers; Withdrawals. The Trust is maintained by the Company for use as the funding vehicle for the Plans which it maintains for various groups of employees and for use as the funding vehicle for the Plans of any Employer.

          (a) Any Employer which has been certified to the Trustee by the Company as being authorized and as having adopted this Trust with the consent of the Company as a funding vehicle for its own Plans may, at any time thereafter, become a party to this Trust Agreement by filing with the Trustee a certified copy of a resolution of its Board of Directors evidencing its election so to do;

          (b) Any Employer which is a party to this Trust Agreement and which has been certified to the Trustee by the Company as having adopted one or more other Plans and as being authorized to adopt this Trust as the funding medium for such other Plan or Plans may, at any time thereafter, adopt this Trust for the purposes of such other Plan or Plans by filing with the Trustee a certified copy of a resolution of its Board of Directors evidencing its election so to do; and

          (c) The trustee of any trust which (i) is exempt from taxation under Section 1165(a) of the PR Code, (ii) has been established by an Employer for the purpose of funding one or more plans qualified under Section 1165(a) of the PR Code and maintained for the benefit of the employees of such Employer who are residents of and/or perform services entirely in Puerto Rico, and (iii) has been certified to the Trustee by the Company as being authorized to invest in the assets of this Trust, shall be permitted to invest in the Trust Fund by filing with the Trustee a duly executed instrument evidencing its election to do so.

          Thereafter, the Trustee shall receive and hold as a part of the Trust Fund subject to the provisions of this Trust Agreement, any deposits made to it under such Plans by or at the direction of such Employer. Should this paragraph become operative:

          (a) In the event of the withdrawal of a Plan from the trust or in the event of the Company’s or an Employer’s election to terminate or to fund separately the benefits provided under any of its Plans, the Company shall cause a valuation to be made of the share of the Trust Fund which is held for the benefit of persons having an interest therein under such Plans. The Trustee shall thereupon segregate and dispose of such share in accordance with the written direction of the Company accompanied by its certification to the Trustee that such segregation and disposition is in accordance with the terms of the Plans and the requirements of the law.

          (b) If the Company or any Employer receives notice that one or more of its Plans is no longer qualified under the provisions of Section 401 of the Code or the corresponding provisions of any future Federal revenue act, the Company shall immediately cause a valuation to be made of the share of the Trust Fund which is held for the benefit of such persons having an interest under such disqualified Plan or Plans. The Trustee shall thereupon segregate, withdraw from the Trust Fund, and dispose of such share in accordance with the terms of the disqualified Plan or Plans. The Company may direct the Trustee to dispose of such share by the transfer and delivery of such share to itself as trustee of a separate trust, the terms and conditions of which shall be identical with those of this Trust Agreement, except that either the Company or the Employer maintaining such disqualified Plan or Plans and the Trustee shall be the only parties thereto.

          (c) In the event that any group of employees covered by a Plan is withdrawn from such Plan, the Company shall, if required by the terms of such Plan, cause a valuation to be made of the share of the Trust Fund which is held for the benefit of such group of employees. The Trustee shall thereupon segregate and dispose of such share in accordance with the direction of the Company accompanied by its certification to the Trustee that such segregation and disposition is in accordance with the terms of such Plan and the requirements of the law.

       The Trustee shall have no duty to see that the valuation of any share in accordance with the provisions of this Section 10.1 is caused to be made by the Company, nor to segregate and dispose of any such share in the absence of the written direction of the Company to do so.

       10.2 Powers and Authorities of Other Employers to be Exercised Exclusively by Company. Each Employer, other than the Company, which is or shall become a party to this Trust Agreement, hereby irrevocably gives and grants to the Company full and exclusive power and authority to exercise all of the powers conferred upon it by the terms of this Trust Agreement and to take or refrain from taking any and all action which such Employer might otherwise take or refrain from taking with respect to this Trust Agreement, including the sole and exclusive power to exercise, enforce or waive any rights whatsoever which such Employer might otherwise have with respect to the Trust Fund, and each such Employer, by becoming a party to this Trust Agreement, irrevocably appoints the Company its agent for such purposes. The Trustee shall have no obligation to account to any such Employer or to follow the instructions of or otherwise deal with any such Employer, the intention being that the Trustee shall deal solely with the Company as if the Trustee and the Company were the only parties in this Trust Agreement.

              10. A new Exhibit A is added:

EXHIBIT A

     The Plans participating in the Trust as of January 1, 2005:

     The Sears 401(k) Profit Sharing Plan
     The Sears Puerto Rico Savings Plan

     In all other respects the Trust, as amended, will continue in full force and effect

* * * * *

     IN WITNESS WHEREOF, the Company and the Trustee have caused this amendment to be executed this 17th day of March, 2005.

SEARS, ROEBUCK AND CO.

By:	/s/ Michael W. Coyne

Title:	Vice President and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Lisa B. Duncan

Title:	Vice President